FOR IMMEDIATE RELEASE

American Realty Capital Properties Announces Proposed Private Placement of Senior Unsecured Notes of ARC Properties Operating Partnership, L.P. and Clark Acquisition, LLC

New York, New York, February 4, 2014 – American Realty Capital Properties, Inc. (“ARCP”) (NASDAQ: ARCP) announced today that its operating partnership, ARC Properties Operating Partnership, L.P. (“ARCP OP”), and its wholly owned subsidiary, Clark Acquisition, LLC (“Merger Sub” and, together with ARCP OP, the “Issuers”), have commenced a private offering of senior unsecured notes due 2017, senior unsecured notes due 2019 and senior unsecured notes due 2024 (collectively, the “Notes”) in an aggregate principal amount to be determined.

The net proceeds from the offering will be deposited into an escrow account. Upon release from escrow, the Issuers intend to use the net proceeds from the offering to partially fund the cash consideration, fees and expenses relating to the previously announced acquisition (the “Acquisition”) by ARCP of Cole Real Estate Investments, Inc. (“Cole”), pursuant to the merger of Cole with and into Merger Sub, with Merger Sub surviving, and repayment of Cole’s credit facility.

The Notes and related guarantees are being offered in a private placement, to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) and outside the United States in accordance with Regulation S under the Securities Act. The Notes and related guarantees have not been registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum.

About ARCP

ARCP is a self-managed publicly traded Maryland corporation listed on The NASDAQ Global Select Market, focused on acquiring and owning single tenant freestanding commercial properties subject to net leases with high credit quality tenants.

Forward-Looking Statements

Information set forth herein (including information included or incorporated by reference herein) contains “forward-looking statements” (as defined in Section 21E of the Securities Exchange Act of 1934, as amended), which reflect ARCP’s expectations regarding future events. The forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. Such forward-looking statements include, but are not limited to, whether and when the Acquisition and the offering will be consummated, the combined company’s plans, market and other expectations, objectives, intentions, as well as any expectations with respect to the combined company and estimates of growth, including funds from operations and adjusted funds from operations and other statements that are not historical facts.

Additional factors that may affect future results are contained in ARCP’s filings with the SEC, which are available at the SEC’s website at www.sec.gov. ARCP disclaims any obligation to update and revise statements contained in these materials based on new information or otherwise.

Contacts

Anthony J. DeFazio	Brian S. Block, CFO
DDCworks	American Realty Capital Properties, Inc.
tdefazio@ddcworks.com	bblock@arlcap.com
Ph: 484-342-3600	Ph: 212-415-6500